Exhibit 3(ii)

AMENDMENTS TO
BYLAWS
OF USA TECHNOLOGIES, INC.
(a Pennsylvania corporation)

I.              Section 3.02 Annual Meeting of the Bylaws is hereby deleted in its entirety, and the following new Section is substituted in its place:

Section 3.02.  Annual Meeting.

(a) An annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be had once each calendar year on such date and at such time as may be fixed in advance by the board.

(b) Nominations of persons for election to the board of directors of the corporation at an annual meeting of shareholders, or the proposal of business to be considered by the shareholders at an annual meeting of shareholders, shall only be made:

(1) pursuant to the corporation’s notice of the annual meeting (or any supplement thereto) given by or at the direction of the board of directors; or

(2) if otherwise properly brought before the annual meeting by or at the direction of the board of directors; or

(3) if brought before the annual meeting by any shareholder of the corporation who was a shareholder of record at the time of giving of notice provided for in this Section 3.02, who is entitled to vote at the annual meeting, and who complies with the notice procedures set forth in this Section 3.02.

(c) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (3) of paragraph (b) of this Section 3.02, the shareholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must otherwise be a proper matter for shareholder action under these Bylaws and Pennsylvania law. To be timely, a shareholder’s notice must be received by the secretary at the principal executive offices of the corporation not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so received not earlier than the 90th day prior to the annual meeting and not later than the later of (i) the 60th day prior to the annual meeting, or (ii) the 10th day following (x) the date on which public announcement of the date of the meeting is first made by the corporation or (y) the date notice of the meeting is first mailed to shareholders. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. Only such persons who are nominated by a shareholder in accordance with the procedures set forth in this Section 3.02 shall be eligible to be elected as a director at any annual meeting. Notwithstanding the foregoing, if the corporation is required under Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) to include a shareholder’s proposal in its proxy statement, such shareholder shall be deemed to have given timely notice for purposes of this paragraph (c) of Section 3.02 with respect to such proposal.

(d) A shareholder’s notice to the secretary of the corporation relating to the nomination of directors shall set forth:

(1) as to each person whom the shareholder proposes to nominate for election or reelection as a director: the name and address of such person and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a director if elected); and

(2) as to the shareholder giving notice (i) the name and address of such shareholder, as it appears on the corporation’s share transfer books who intends to make the nomination (“Nominating Shareholder”); (ii) the name and address of the beneficial owner, if different than the Nominating Shareholder, of any of the shares owned of record by the Nominating Shareholder (“Beneficial Owner”); (iii) the number of shares of each class and series of shares of the corporation which are owned of record and beneficially by the Nominating Shareholder and the number which are owned beneficially by any Beneficial Owner; (iv) a description of any arrangements or understandings between the Nominating Shareholder and any Beneficial Owner and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; and (v) a representation that the Nominating Shareholder is at the time of giving the notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the corporation entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

 (e) A shareholder’s notice to the secretary of the corporation relating to other business shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) the name and address of such shareholder, as it appears on the corporation’s share transfer books who intends to bring the business before the annual meeting (“Proposing Shareholder”); (ii) the name and address of the beneficial owner, if different than the Proposing Shareholder, of any of the shares owned of record by the Proposing Shareholder (“Beneficial Owner”); (iii) the number of shares of each class and series of shares of the corporation which are owned of record and beneficially by the Proposing Shareholder and the number which are owned beneficially by any Beneficial Owner; (iv) any interest which the Proposing Shareholder or a Beneficial Owner has in the business being proposed by the Proposing Shareholder; (v) a description of any arrangements or understandings between the Proposing Shareholder and any Beneficial Owner and any other person or persons (naming such person or persons) pursuant to which the proposal in the notice is being made; (vi) a description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and if a specific action is to be proposed, the text of the resolution or resolutions which the Proposing Shareholder proposes that the corporation adopt; and (vii) a representation that the Proposing Shareholder is at the time of giving the notice, was or will be on the record date for the annual meeting, and will be on the annual meeting date a holder of record of shares of the corporation entitled to vote at the annual meeting, and intends to appear in person or by proxy at the annual meeting to bring the business specified in the notice before the annual meeting.

(f) The chairman of the annual meeting shall if the facts warrant, determine and declare to the meeting that the proposed business or nomination, as the case may be, was not properly brought before the meeting in compliance with the provisions of this Section 3.02, and if he shall so determine, he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted, and any defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section, a shareholder shall also comply with the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.02.

II.            Section 3.03 Special Meetings of the Bylaws is hereby deleted in its entirety and the following new Section 3.03 is substituted in its place:

Section 3.03 Special Meetings.

(a) A special meeting of the shareholders for any purpose or purposes shall be called only by the chairman of the board of directors, the chief executive officer, or the board of directors. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.

(b) Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the board of directors, or (2) provided that the board of directors has determined that directors shall be elected at such meeting, by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Section 3.03, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 3.03(b). In the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the board, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the shareholder’s notice in the form required by paragraph (d) of Section 3.02 of these Bylaws shall be received by the secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the later of (i) the 60th day prior to such special meeting, or (ii) the 10th day following (x) the date on which public announcement is first made of the date of the special meeting or (y) the date notice of the meeting is first mailed to shareholders. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a shareholder’s notice as described above. Only such persons who are nominated by a shareholder in accordance with the procedures set forth in this Section 3.03 shall be eligible to be elected as a director at any special meeting.

(c) The chairman of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.03 and, if any proposed nomination is not in compliance with this Section 3.03, to declare that such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section, a shareholder shall also comply with the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Sections 3.03.

III.           Paragraph (c) of Section 4.02 Nomination of Candidates of the Bylaws is hereby deleted in its entirety, and the following new paragraph shall be substituted in its place:

(c) Nominations of Directors. Nominees for election to the board of directors at any special or annual meeting of the shareholders shall be selected by the board of directors or a committee of the board of directors to which the board of directors has delegated the authority to make such selections pursuant to Section 4.11 of these Bylaws. Nominees for election to the board of directors at any special or annual meeting of the shareholders may also be selected by shareholders, provided that such nominations are made in accordance with, and accompanied by the information required by, Section 3.02 (relating to annual meetings of shareholders) or Section 3.03 (relating to special meetings of shareholders). If the board of directors is classified with respect to the terms of directors, and if, due to a vacancy or vacancies, or otherwise, directors of more than one class are to be elected, each class of directors to be elected at the meeting shall be nominated and elected separately. Any sharehoder may nominate as many persons for the office of director as there are positions to be filled.

IV.           Paragraph (a) of Section 4.03 Number of the Bylaws is hereby deleted in its entirety and the following new paragraph shall be substituted in its place:

(a) Number. The board of directors shall consists of such number of directors, not less than one nor more than eight, as may be determined from time to time by resolution of the board of directors.

V.            Paragraph (b) of Section 4.03 Term of Office of the Bylaws is hereby deleted in its entirety, and the following new paragraph shall be substituted in its place:

(b) Term of Office. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. The initial term of office of the directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of shareholders following the initial annual meeting at which such class was elected; the term of directors of the second class shall expire at the second annual meeting of shareholders following the initial annual meeting at which such class was elected; and the term of directors of the third class shall expire at the third annual meeting of shareholders following the initial annual meeting at which such class was elected. At each annual meeting of shareholders, the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of shareholders following the annual meeting at which such class of directors was elected. Each director (of any class or whenever elected) shall hold office until his or her successor has been selected and qualified, or until his or her earlier death, resignation or removal.

Effective October 19, 2009